UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2019

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38249	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9200 Sunset Boulevard, Suite #1201

West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	LIVX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2019, Slacker, Inc., (“Slacker”), a wholly owned subsidiary of LiveXLive Media, Inc. (the “Company”), entered into an amendment, dated as of September 20, 2019, to an existing agreement (as amended, the “First Agreement”) with a certain licensor of music content (the “First Music Partner”), which owns and licenses rights to Slacker to certain sound recordings. In addition, on September 27, 2019, Slacker entered into an amendment to an existing agreement (as amended, the “Second Agreement” and together with the First Agreement, the “Agreements”) with a certain other licensor of music content (the “Second Music Partner” and together with the First Music Partner, the “Music Partners”), which owns and licenses rights to Slacker to certain sound recordings.

Pursuant to amendments (i) the term of the First Agreement was extended through August 10, 2020, (ii) the term of the Second Agreement was extended through September 30, 2019, with such term continuing thereafter for additional successive monthly periods, and (iii) the payment dates of an aggregate of approximately $8.9 million due to the Music Partners under the Agreements were extended, such that $0.7 million under the Second Agreement was paid on September 27, 2019, $1.0 million under the First Agreement shall be paid on October 1, 2019, and remainder shall be paid over 24 equal monthly installments commencing in October 2019 as provided in the respective Agreement. In the event Slacker or the Company raises additional equity capital as specified in the applicable Agreement, Slacker agreed to accelerate payments owed to the Music Partners, as applicable, in the amount of 7.5%-100% of then outstanding amount, depending on the Agreement and on the amount of capital raised.

Slacker’s obligations under the Agreements can be accelerated upon its failure to timely pay the outstanding amounts due thereunder, subject to applicable cure period. In the event of such failure, the First Music Partner would also be entitled to entry of judgment against Slacker in an amount equal to the unpaid balance of the outstanding amounts due to the First Music Partner. In addition, the Second Agreement may be terminated, with prior written notice, upon Slacker’s failure to timely pay the outstanding amounts due thereunder and/or an occurrence of an event of default under the second amendment, subject to applicable cure period. The amendments contain certain customary representations, warranties and agreements. The second amendment also contains (i) an event of default with respect to a certain music rights partner of Slacker, and (ii) representation and covenant by Slacker that it has not and will not enter into an agreement or other arrangement with any other licensor of music content that is more favorable in structure, timing or acceleration of payments than provided to the Second Music Partner. In the event Slacker enters into any such favorable agreement or arrangement, the Second Music Partner shall have the right, in its discretion, to incorporate any and all such more favorable terms and conditions into the Second Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding the shares issuance described under Item 7.01 below is incorporated by reference in this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On September 5, 2019, Slacker entered into a Final and Interim License Fee Agreement, dated as of August 30, 2019, with another licensor of music content (the “music partner”), which owns and licenses rights to certain sound recordings, to fully settle any and all claims that such music partner may have for license fees due to it in connection with Slacker’s use of the music partner’s recordings through December 31, 2018, and to establish interim license fees for the period beginning January 1, 2019 for the Company’s use of such recordings for its streaming music platform and services. Pursuant to such agreement, Slacker agreed to make to the music partner (i) monthly payments through July 2020, with a one-time final payment of approximately $69,000 in August 2020, to pay the remainder of the license fee of $796,000 for the period covering 2017 and 2018 calendar years, and (ii) quarterly payments of $205,000 through January 30, 2021 to pay the license fee for the period covering 2019 and 2020 calendar years.

In addition, the Company issued to the music partner $400,000 in restricted shares of the Company’s common stock, at a price of approximately $4.51 per share, as full payment of certain amounts due under such agreement, with piggy back registration rights in the event the Company files a registration statement in the future to register for resale shares held by other stockholders of the Company (other than any registration statement relating to the Company’s equity incentive plan and merger and acquisition and financing transactions). The shares of the Company’s common stock were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder.

The information included herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

Dated: September 30, 2019	By:	/s/ Robert S. Ellin
	Name:	Robert S. Ellin
	Title:	Chief Executive Officer and Chairman of the Board of Directors

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